Exhibit 2.1

ACQUISITION AND SHARE EXCHANGE AGREEMENT

THIS ACQUISITION AND SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 1, 2016, is by and among Knowledge Machine International, Inc., a Nevada corporation (“KMI”) located at 14 Hayward Brook Drive, Concord, NH 03301, and EveryStory, Inc., a Delaware corporation (“EveryStory”), located at 9921 Carmel Mountain Road, Suite 118, San Diego, CA, 92129, and the Shareholders of EveryStory listed on the Signature Page and in Exhibit A hereto (the “Shareholders” or individually, a “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	KMI voluntarily files reports with the Securities and Exchange Commission under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.	KMI’s common stock is quoted on OTCPink under the symbol “KNMX.”

C.	EveryStory has [2,159,429] shares of common stock outstanding (the “EveryStory Shares”), which are held by the Shareholders.

D.	Additionally, EveryStory has convertible debt instruments outstanding (the “Convertible Notes”) that would convert, as of the date of this Agreement, into [653,568] shares of EveryStory common stock, and outstanding options (the “Options”) to purchase [600,000] shares of EveryStory common stock (the “Option Shares”).

E.	The holders of the EveryStory Shares desire to participate in the transaction described herein and to receive KMI shares in exchange for their EveryStory Shares.

F.	Management of EveryStory has discussed the proposed Share Exchange transaction with the holders of the Convertible Notes and the Options (collectively, the “EveryStory Derivative Owners”), and anticipates that the majority of the EveryStory Derivative Owners will elect to receive KMI shares in lieu of or in satisfaction of the obligations of EveryStory to issue EveryStory common stock.

G.	The EveryStory Shares, the shares issuable upon conversion of the Convertible Notes, and the Option Shares aggregate to [3,412,997] shares of EveryStory Common Stock (the “Fully Diluted Shares”).

H.	The Shareholders have agreed to transfer the EveryStory Shares to KMI in exchange for that number of newly issued shares of common stock of KMI, par value $0.001 (the “KMI Shares”), pursuant to a share exchange transaction (the “Share Exchange”) on the terms and conditions set forth in this Agreement.

I.	EveryStory Management anticipates that the holders of the Convertible Notes and the holders of the Options will exchange their rights to receive EveryStory Shares upon conversion or exercise of their respective instruments for the right to receive KMI Shares pursuant to the Share Exchange, on the same ratio as the Shareholders.

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J.	Upon consummation of the Share Exchange, the ownership of KMI and of EveryStory would be as set forth on Exhibit A attached hereto, in the numbers and percentages listed thereon.

K.	The exchange of the EveryStory Shares for the KMI Shares is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code.

L.	KMI is a newly formed technology company focused on targeting new technologies, acquiring licensing rights to those technologies, and marketing its licensed technologies.

M.	EveryStory is a newly formed digital image story-sharing platform that allows users collaboratively to create, preserve and share personal stories in one place.

N.	Pursuant to the terms of this Agreement, the prior business of KMI will cease, and the new business of KMI will be the business of EveryStory.

O.	The Boards of Directors of each of KMI and EveryStory have determined that it is desirable to enter into this Agreement and to effect this Share Exchange and has approved of the Share Exchange as reflected in this Agreement

P.	Each of the Parties to this Agreement desires to make certain representations, warranties and agreements in connection with the transactions contemplated herein and also to prescribe various conditions thereto.

AGREEMENT

NOW THEREFORE, in consideration of the premises, mutual covenants set out herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Share Exchange; Convertible Debt; Options; Closing

SECTION 1.01 Exchange by the Shareholders, Optionholders, and Note Holders. At the Closing (as defined in Section 1.02), it is the intent of EveryStory that the Shareholders shall sell, transfer, convey, assign and deliver to KMI all of EveryStory Shares free and clear of all Liens in exchange for common shares of KMI, and that the Options and Convertible Notes would be exercisable or convertible into shares of common stock of KMI, which in the aggregate would not exceed [24,000,000] shares of common stock of KMI (the “KMI Stock”), which would be equal to [60]% of the total outstanding common stock of KMI at the Closing (defined below). The Parties understand, acknowledge, and agree that the maximum number of shares of KMI Stock to be issued to the Shareholders, the Optionholders (as defined below) and the holders of the Convertible Notes will be determined following the closing of a private offering by KMI (discussed below), and that the Parties will agree to the final number of shares prior to the closing of the Share Exchange transaction contemplated by this Agreement (the “Transaction”). The Parties further agree that the table in Exhibit A will be completed prior to Closing, to the satisfaction of all the Parties, and will set forth the number of shares of KMI common stock that each of the Shareholders will receive, and the number of shares of KMI common stock that will be issued to or reserved for issuance to the Option holders and the holders of the Convertible Notes, as well as the ratio of shares of KMI per share of EveryStory common stock (the “Exchange Ratio”).

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SECTION 1.02 Convertible Debt Holders. As noted in the Recitals above, EveryStory has convertible debt instruments outstanding (the “Convertible Notes”) that would convert, as of the date of this Agreement, into [653,568] shares of EveryStory common stock. Management of EveryStory has communicated with the holders of the Convertible Notes (the “Noteholders”) relating to the Share Exchange transaction contemplated hereby, and EveryStory management anticipates that the Noteholders will agree to receive KMI Shares in exchange for their rights under the Convertible Notes to receive payment from EveryStory or shares of EveryStory common stock on the same Exchange Ratio as received by the Shareholders, all as set forth in the table in Exhibit A.

SECTION 1.03 Option Holders. As noted in the Recitals above, EveryStory has outstanding options to purchase [600,000] shares of EveryStory common stock. Management of EveryStory has communicated with the holders of the Options (the “Optionholders”) relating to the Share Exchange transaction contemplated hereby, and EveryStory management anticipates that the Optionholders will agree that upon their exercise of the Options, they will be entitled to receive shares of KMI common stock on the same Exchange Ratio as received by the Shareholders, all as set forth in the table in Exhibit A.

SECTION 1.04 Preferred Stock Issuable to Two EveryStory Shareholders. The Parties understand, acknowledge, and agree that between the execution of this Agreement and the Closing (defined below), EveryStory shall file a certificate of designation for a series of preferred stock (the “Series A Preferred Stock”) and shall issue [100,000] shares of the Series A Preferred Stock to Ed Cox and David Keene in exchange for and as full payment of certain amounts owing by EveryStory to Messrs. Cox and Keene. The Parties further understand, acknowledge, and agree that the Series A Preferred shall be redeemable by EveryStory (on agreement by both EveryStory and Messrs Cox and Keene) for cash on a dollar-per-dollar basis. The Parties also understand, acknowledge, and agree that if EveryStory and Messrs. Cox and Keene decide to not redeem the Series A Preferred, the shares of Series A Preferred shall be convertible into [100,000] shares of EveryStory common stock, which shares may be exchanged by Messrs. Cox and Keene for shares of KMI common stock, which shares would be separate and apart from the shares of KMI common stock contemplated to be issued pursuant to this Agreement, and would be separate and apart from the share total and percentage calculations set forth in this Agreement.

SECTION 1.05 Bifurcated Signing and Closing. The Parties understand, acknowledge, and agree that the closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at some point after the execution of this Agreement by the Parties, to provide to KMI and to EveryStory the opportunity to satisfy all closing conditions set forth herein. The Closing shall take place on the Effective Date (as defined below) at such location to be determined by EveryStory and KMI, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby, as more fully set forth in ARTICLE V and ARTICLE VI herein or such other date and time as the Parties may mutually determine (the “Closing Date”).

SECTION 1.06 Closing Date. The effective date of the Closing (the “Effective Date”), subject to the satisfaction of all conditions herein, shall take place on or before August 5, 2016. The Parties understand, acknowledge, and agree that KMI shall seek to raise at least Five Hundred Thousand Dollars ($500,000) pursuant to the Offering described more fully in Section 6.01(d) below. The Parties further acknowledge and agree that if KMI has not raised at least Five Hundred Thousand Dollars ($500,000) in the Offering by August 5, 2016, the Effective Date may be extended up to thirty (30) days on the mutual agreement of the Parties.

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ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby represents and warrants as of the Closing to KMI, as follows:

SECTION 2.01. SECTION 1.01. Good Title. The Shareholder is the record and beneficial owner of, and has good and marketable title to, that number of the Shareholder’s EveryStory Shares listed next to the Shareholder’s name on Exhibit A hereto, with the right and authority to sell and deliver such EveryStory Shares to KMI as provided herein. EveryStory shares, when so issued and delivered to KMI, will constitute duly authorized, validly and legally issued, fully paid and non-assessable shares of EveryStory. Upon registering of KMI as the new owner of such EveryStory Shares in the share register of EveryStory, KMI will receive good title to such EveryStory Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, Shareholders agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Power and Authority. All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against such Shareholders in accordance with the terms hereof.

SECTION 2.03. No Conflicts. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of his or her obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholders; and (iii) will not violate or breach any contractual obligation to which such Shareholders are a party.

SECTION 2.04. No Finder’s Fee. Neither the Shareholders nor EveryStory have created any obligation for any finder’s, investment banker or broker’s fee in connection with the Transactions that EveryStory or KMI will be responsible for.

SECTION 2.05. Purchase Entirely for Own Account. KMI Stock proposed to be acquired by the Shareholders hereunder will be acquired for investment for their own accounts, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling or otherwise distributing KMI Stock except in compliance with applicable securities laws, including Section 5 of the Securities Act of 1933, as amended (the “Securities Act”)

SECTION 2.06. Available Information. Each Shareholder has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in KMI.

SECTION 2.07. Non-Registration. The Shareholders understand that the shares of KMI Stock have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

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SECTION 2.08. Restricted Securities. The Shareholders understand that the KMI Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholders pursuant hereto, the KMI Stock would be acquired in a transaction not involving a public offering. The Shareholders further acknowledge that if the KMI Stock is issued to the Shareholders in accordance with the provisions of this Agreement, such KMI Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that he, she, or it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09 Accredited Investors. Each Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC.

SECTION 2.10. Legends. It is understood that the shares of KMI Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO KMI. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.11. Exemption from Registration. Each Shareholder acknowledges that EveryStory shares are being issued pursuant to an appropriate exemption from registration under the Securities Act and all other applicable state securities laws and there are no pending or threatened stop orders or other actions or investigations related thereto involving federal and state securities laws.

SECTION 2.12 Shareholders’ Acknowledgment. Each Shareholder signing this Agreement acknowledges that he, she or it has read the representations and warranties of EveryStory set forth in Article III herein and such representations and warranties are, to the best of his, her, or its knowledge, true and correct.

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ARTICLE III

Representations and Warranties of EveryStory

EveryStory hereby represents and warrants as of the Closing to KMI, as follows:

SECTION 3.01. Organization, Standing and Power. EveryStory is duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on EveryStory, a material adverse effect on the ability of EveryStory to perform its obligations under this Agreement or on the ability of EveryStory to consummate the Transactions. For purposes of this Agreement, an “EveryStory Material Adverse Effect” is defined herein as any event, change, circumstance, effect of state of facts that (i) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business or results of operations of EveryStory, or (ii) materially impairs the ability of EveryStory to consummate or prevents or materially delays, any of the transactions contemplated by this Agreement. EveryStory is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have an EveryStory Material Adverse Effect. EveryStory has delivered to KMI true and complete copies of the Certificate of Incorporation and bylaws of EveryStory, each as amended to the date of this Agreement (as so amended, the “EveryStory Charter Documents”).

SECTION 3.02. Capital Structure and EveryStory Shares.

(a) As of the Closing, the authorized share capital of EveryStory consists of One Hundred Million (100,000,000) shares of common stock, $0.001 par value, with [Two Million One Hundred Fifty-nine Thousand, Four Hundred Twenty-nine (2,159,429)] shares outstanding; and 10,000,000 shares of Preferred Stock, with [100,000] shares of Series A Preferred Stock outstanding. Additionally, EveryStory has outstanding options to purchase up to [600,000] shares of EveryStory’s common stock (the “Outstanding Options”). Moreover, EveryStory has convertible debt that would convert into 653,568 shares of EveryStory common stock. On a fully diluted basis, EveryStory would have [3,412,997] shares of its common stock outstanding.

(b) Except as disclosed in Section 3.02(a) above, no other shares or other voting securities of EveryStory are issued, reserved for issuance or outstanding. All outstanding shares of EveryStory are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, EveryStory Charter Documents or any Contract (as defined in Section 3.04) to which EveryStory is a party or otherwise bound. Except as disclosed in Section 3.02(a) above, there are no bonds, debentures, notes or other indebtedness of EveryStory having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of EveryStory Shares may vote (“Voting EveryStory Debt”). Except as disclosed in Section 3.02(a) above, there are no other options or warrants to purchase shares of EveryStory common stock.

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(c) The EveryStory Shares being exchanged in the Share Exchange, when so issued and delivered to KMI, will constitute duly authorized, validly and legally issued, fully-paid and non-assessable shares of EveryStory.

SECTION 3.03. Authority; Execution and Delivery; Enforceability. EveryStory has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by EveryStory of this Agreement and the consummation by EveryStory of the Transactions have been duly authorized and approved by the Board of Directors of EveryStory and no other corporate proceedings on the part of EveryStory are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against EveryStory in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which EveryStory is subject.

SECTION 3.04. No Conflicts; Consents.

(a) The execution and delivery by EveryStory of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EveryStory under any provision of (i) EveryStory Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which EveryStory is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to EveryStory or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an EveryStory Material Adverse Effect.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to EveryStory in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.05. Financial Information. The list of assets and liabilities of EveryStory attached hereto as Exhibit B is true and correct in all material respects as of the date of this Agreement.

SECTION 3.06. Benefit Plans. Other than the EveryStory 2015 Equity Incentive Plan, EveryStory does not have or maintain any other collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of EveryStory (collectively, “EveryStory Benefit Plans”). As of the date of this Agreement there are no severance or termination agreements or arrangements between EveryStory and any current or former employee, officer or director of EveryStory, nor does EveryStory have any general severance plan or policy.

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SECTION 3.07. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or effecting EveryStory, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely effects or challenges the legality, validity or enforceability of any of this Agreement or KMI Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an EveryStory Material Adverse Effect. Neither EveryStory nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Further, EveryStory is not a party to or the subject of, any material pending litigation, claims or governmental investigations or proceedings and there are no material lawsuits, claims, assessments, investigations or similar matters, threatened in writing against EveryStory.

SECTION 3.08. Compliance with Applicable Laws. EveryStory is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an EveryStory Material Adverse Effect. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finders, financial advisors or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EveryStory.

SECTION 3.10. Taxes and Other Government Filings and Required Government Payments.

(a) EveryStory has filed in a timely manner, or has caused to be filed in a timely manner on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an EveryStory Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an EveryStory Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of EveryStory know of no basis for any such claim. Further, income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof have paid or adequate provision has been made for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. EveryStory is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(b) If applicable, EveryStory has established an adequate reserve reflected on its financial statements for all Taxes payable by EveryStory (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against EveryStory, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an EveryStory Material Adverse Effect.

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(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.11. Contracts. Except as disclosed in the EveryStory Disclosure Schedule or as provided by EveryStory to KMI prior to the Closing, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of EveryStory. EveryStory is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an EveryStory Material Adverse Effect. Further, the execution and delivery of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which EveryStory is a party or to which it is otherwise subject to and will not violate any judgment, decree, order, write law, rule statute or regulation applicable to EveryStory or its properties.

SECTION 3.12. Subsidiaries; Equity Interests. EveryStory does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.13. Investment Company. EveryStory is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14. Certificate of Incorporation and Bylaws. The execution and performance of this Agreement will not violate or conflict with any provision of the EveryStory Charter Documents.

ARTICLE IV

Representations and Warranties of KMI

KMI represents and warrants as of the Closing as follows to the Shareholders and EveryStory, that, except as set forth in the Disclosure Schedule delivered by KMI to EveryStory and the Shareholders (the “KMI Disclosure Schedule”):

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SECTION 4.01. Organization, Standing and Power. KMI is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on KMI, a material adverse effect on the ability of KMI to perform its obligations under this Agreement or on the ability of KMI to consummate the Transactions. For purposes of this Agreement a “KMI Material Adverse Effect” is defined herein as any event, change, circumstance, effect of state of facts that (i) is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business or results of operations of KMI, or (ii) materially impairs the ability of KMI to consummate or prevents or materially delays, any of the transactions contemplated by this Agreement. KMI is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a KMI Material Adverse Effect. KMI has delivered to EveryStory true and complete copies of the Articles of Incorporation of KMI, as amended to the date of this Agreement (as so amended, the “KMI Charter”), and the Bylaws of KMI, as amended to the date of this Agreement (as so amended, the “KMI Bylaws”).

SECTION 4.02. Subsidiaries; Equity Interests. Except as set forth in KMI Disclosure Schedule, KMI does not own, as of the Closing, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure/KMI Exchange Shares

(a) The authorized capital stock of KMI consists of Two Hundred Million (200,000,000) shares of common stock, par value $0.001 per share, of which (i) 47,625,000 shares of KMI Common Stock are issued and outstanding as of the date of execution of this Agreement, and the number set forth in Exhibit A hereto immediately prior to Closing, (ii) One Million (1,000,000) shares of Preferred Stock, of which 43,750 shares of Series A Convertible Preferred Stock are outstanding as of the date of execution of this Agreement, an no shares are outstanding as of Closing; and (iii) no shares of KMI Stock or preferred stock are held by KMI in its treasury. No other shares of capital stock or other voting securities of KMI were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of KMI are, and all such shares that may be issued subsequent to the date of execution of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, KMI Charter, KMI Bylaws or any Contract to which KMI is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of KMI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of KMI Stock may vote (“Voting KMI Debt”). There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which KMI is a party or by which it is bound (i) obligating KMI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, KMI or any Voting KMI Debt, (ii) obligating KMI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of KMI. As of the date of this Agreement, there are no outstanding contractual obligations of KMI to repurchase, redeem or otherwise acquire any shares of capital stock of KMI. KMI is not a party to any agreement granting any security holder of KMI the right to cause KMI to register shares of the capital stock or other securities of KMI held by such security holder under the Securities Act. The stockholder list provided to EveryStory is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of KMI Stock as at the Closing.

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(b) The KMI Shares being issued in the Share Exchange, when so issued and delivered to the Shareholders, will constitute duly authorized, validly and legally issued, fully-paid and non-assessable shares of KMI.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by KMI of this Agreement and the consummation by KMI of the Transactions have been duly authorized and approved by the Board of Directors of KMI and no other corporate proceedings on the part of KMI are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of KMI, enforceable against KMI in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a) The execution and delivery by KMI of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of KMI under, any provision of (i) KMI Charter or KMI Bylaws, (ii) any material Contract to which KMI is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to KMI or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a KMI Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to KMI in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a report on Form D, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a) KMI has filed all KMI SEC Documents required pursuant to Sections 13(a) and 15(d) of the Exchange Act, as applicable (the “KMI SEC Documents”). KMI is not subject to the reporting obligations of either Section 13(a) or Section 15(d) of the Exchange Act but has continued to voluntarily file with the SEC reports otherwise required under these sections.

(b) Except as set forth in KMI Disclosure Schedule, as of its respective filing date, each KMI SEC Document filed with the SEC since October 22, 2014, and, to the Knowledge of KMI, each KMI SEC Document filed with the SEC prior thereto, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such KMI SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Article IV, “Knowledge” means, as it relates to KMI, the actual knowledge of Vivek R. Dave, in each case upon reasonable inquiry. The financial statements of KMI included in KMI SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of KMI as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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(c) KMI has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of KMI or in the notes thereto. As of the Effective Date, all liabilities of KMI shall have been paid off and shall in no event remain liabilities of KMI, EveryStory, or the Shareholders following the Closing, and all subsidiaries shall have been dissolved or otherwise removed as subsidiaries of KMI.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by KMI for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in KMI Disclosure Schedule, from the date of the most recent audited financial statements included in the filed KMI SEC Documents to the date of this Agreement, KMI has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of KMI from that reflected in KMI SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a KMI Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a KMI Material Adverse Effect;

(c) any waiver or compromise by KMI of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by KMI, except in the ordinary course of business and the satisfaction or discharge of which would not have a KMI Material Adverse Effect;

(e) any material change to a material Contract by which KMI or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of KMI;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by KMI, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair KMI’s ownership or use of such property or assets;

(i) any loans or guarantees made by KMI to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of KMI’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by KMI;

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(k) any alteration of KMI’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing KMI stock option plans; or

(m) any arrangement or commitment by KMI to do any of the things described in this Section 4.08.

SECTION 4.09. Taxes.

(a) KMI has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a KMI Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a KMI Material Adverse Effect. Further, income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof have paid or adequate provision has been made for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. KMI is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(b) The most recent financial statements contained in KMI SEC Documents reflect an adequate reserve for all Taxes payable by KMI (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against KMI, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a KMI Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of KMI. KMI is not bound by any agreement with respect to Taxes.

SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in KMI SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by KMI of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of KMI (collectively, “KMI Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between KMI and any current or former employee, officer or director of KMI, nor does KMI have any general severance plan or policy.

SECTION 4.11. ERISA Compliance; Excess Parachute Payments. KMI does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other KMI Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of KMI.

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SECTION 4.12. Litigation. Except as disclosed in KMI Disclosure Schedule, there is no Action which (i) adversely effects or challenges the legality, validity or enforceability of any of this Agreement or KMI Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a KMI Material Adverse Effect. Neither KMI nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Further, EveryStory is not a party to or the subject of, any material pending litigation, claims or governmental investigations or proceedings and there are no material lawsuits, claims, assessments, investigations or similar matters, threatened in writing against EveryStory.

SECTION 4.13. Compliance with Applicable Laws. Except as disclosed in KMI Disclosure Schedule, KMI is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a KMI Material Adverse Effect. Except as set forth in KMI Disclosure Schedule, KMI has not received any written communication during the past two years from a Governmental Entity that alleges that KMI is not in compliance in any material respect with any applicable Law. KMI is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a KMI Material Adverse Effect.

SECTION 4.14. Contracts. Except as disclosed in KMI Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of KMI taken as a whole. KMI is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a KMI Material Adverse Effect.

SECTION 4.15. Transactions With Affiliates and Employees. Except as set forth in KMI Disclosure Schedule, none of the officers or directors of KMI and, to the knowledge of KMI, none of the employees of KMI is presently a party to any transaction with KMI or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of KMI, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.16. Application of Takeover Protections. KMI has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under KMI’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and KMI fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of KMI Stock and the Shareholders’ ownership of KMI Stock.

SECTION 4.17. No Additional Agreements. KMI does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

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SECTION 4.18. Investment Company. KMI is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.19. Disclosure. KMI confirms that neither it nor any person acting on its behalf has provided any Shareholder or its agents or counsel with any information that KMI believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by KMI under current reports on Form 8-K filed upon execution of this Agreement and after the Closing. All disclosure provided to the Shareholders regarding KMI, its business and the transactions contemplated hereby, furnished by or on behalf of KMI (including KMI’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading

SECTION 4.20. Quotation and Maintenance Requirements. KMI is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the quotation and maintenance requirements for continued quotation of KMI Stock on the trading market on which the shares of KMI Stock are currently quoted. The issuance and sale of the shares of KMI Stock under this Agreement does not contravene the rules and regulations of the trading market on which KMI Stock are currently quoted, and no approval of the stockholders of KMI is required for KMI to issue and deliver to the Shareholders KMI Stock which shall be newly issued and non-assessable contemplated by this Agreement.

SECTION 4.21. Assets and Liabilities. Upon completion of the Share Exchange pursuant to the terms of this Agreement, EveryStory shall become a subsidiary of KMI.

SECTION 4.22. No Shareholder Approval Required. KMI management has reviewed the KMI Charter Documents with its advisors and has determined that the Charter Documents do not require shareholder approval of the Share Exchange contemplated hereby.

ARTICLE V

Deliveries

SECTION 5.01. Deliveries of the Shareholders.

(a) Concurrently herewith, the Shareholders signing this Agreement shall deliver to KMI this Agreement which shall constitute a duly executed share transfer power for transfer by the Shareholders of its EveryStory Shares to KMI (which Agreement shall constitute a limited power of attorney in KMI or any officer thereof to effectuate any Share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by EveryStory for such purpose) executed by the Shareholders.

(b) At the Closing, each Shareholder signing this Agreement shall deliver to KMI certificates representing his, her, or its EveryStory Shares or, should any shares be held in book form, a stock power in form acceptable to KMI effecting the transfer of said shares to KMI.

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SECTION 5.02. Deliveries of KMI.

(a) Concurrently herewith, KMI is delivering to the Shareholders and to EveryStory, a copy of this Agreement executed by KMI.

(b) At or prior to the Closing, KMI shall deliver to EveryStory:

(i)	a certificate from KMI, signed by its Secretary or Assistant Secretary certifying that the attached copies of KMI Charter, KMI Bylaws and resolutions of the Board of Directors of KMI approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii)	evidence of the appointment of Edward Cox as President and Chief Executive Officer effective as of Closing;

(iii)	evidence of the appointment of David Keene as Chief Technical Officer effective as of Closing;

(iv)	evidence of the appointment of Edward Cox, David Keene, and Larry Morgan as members of the Board of Directors of KMI, and of Edward Cox as Chairman of the Board of Directors, each effective as of Closing;

(v)	such pay-off letters, releases, indemnifications or other agreements relating to liabilities of KMI as EveryStory shall require and such documentation shall be in form and substance satisfactory to EveryStory;

(vi)	if requested, the results of UCC, judgment lien and tax lien searches with respect to KMI, the results of which indicate no liens on the assets of KMI; and

(vii)	the certificate required by Section 6.01(a) below.

(c) Promptly at the Closing, KMI shall deliver to the Shareholders, certificates representing the new shares of KMI Stock issued to the Shareholders.

SECTION 5.03. Deliveries of EveryStory.

(a) Concurrently herewith, EveryStory is delivering to KMI this Agreement executed by EveryStory.

(b) At or prior to the Closing, EveryStory shall deliver to KMI a certificate from EveryStory, signed by its Secretary or Assistant Secretary certifying that the attached copies of EveryStory’s Charter Documents and resolutions of the Board of Directors of EveryStory approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect, and shall deliver the certificate required by Section 6.02(a).

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ARTICLE VI

Conditions to Closing

SECTION 6.01. Shareholders and EveryStory Conditions Precedent. The obligations of the Shareholders and EveryStory to enter into and complete the Closing is subject, at the option of the Shareholders and EveryStory, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of KMI contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where limited to a prior date. KMI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by KMI on or prior to the Closing Date. KMI shall have delivered to the Shareholders and EveryStory, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of EveryStory or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of KMI or EveryStory.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date as first set forth above, which has had or is reasonably likely to cause a KMI Material Adverse Effect.

(d) Completion of Private Offering; Capital Raise of at least $500,000. KMI shall have completed a private offering of its equity securities (the “Offering”), pursuant to which KMI shall have raised a minimum of $500,000, and a maximum of $1,000,000. The Parties understand, acknowledge, and agree (i) that the Company shall use the proceeds of the offering to pay the reasonable expenses of the Offering, and that the remainder of the proceeds of the Offering to be used by the Company following the Closing; and (ii) that the calculations of the shares of KMI to be issued in the Share Exchange and the Exchange Ratio will be determined following the closing of the Offering.

(e) Capitalization. KMI shall have at least Five Hundred Thousand Dollars ($500,000) of available working capital, either resulting from net proceeds from the Offering or otherwise, which shall be available for the Company’s use following the Closing.

(f) Completion of Reverse Stock Split. Unless expressly waived by EveryStory and the Shareholders, KMI shall have completed a reverse stock split (the “Reverse Split”) at a ratio of [1:6] (one new share for each [6] old shares) of its common stock, and shall have taken all necessary actions with the State of Nevada to effectuate the filing; with FINRA to effectuate the corporate action; and with the CUSIP Bureau to obtain a new CUSIP number for the Company’s common stock, together with any other such actions as may be required to complete Reverse Split.

(g) Dissolution of Subsidiary. KMI shall have taken all steps necessary to dissolve and shut down its wholly owned subsidiary, Knowledge Machine, Inc., a Nevada corporation (the “Subsidiary”), including the making of all required filings, payment of all taxes owing, and payment and settlement of any outstanding obligations or liabilities of the Subsidiary.

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(h) Proceeds of Offering to be Sole Assets of KMI; No Liabilities; No Outstanding Derivative Instruments. KMI shall provide evidence to EveryStory that (i) KMI has no assets other than the proceeds of the Offering; (ii) KMI has no liabilities, contingent or otherwise; and (iii) KM has no outstanding options, warrants, or other instruments convertible into or obligations granting rights to receive, shares of common stock of KMI.

(i) Articles of Incorporation; Bylaws. KMI’s Articles of Incorporation shall provide that KMI is not subject to NRS 78.411 through 78.444 or NRS 78.378 through 78.3793. Additionally, KMI’s Bylaws shall provide that KMI may take action by written consent; and that matters voted upon, except as required by Nevada Revised Statutes, may be approved by a majority of those voting on such matters, rather than by the holders of a majority of all of the outstanding shares.

(j) Satisfaction of all Outstanding Liabilities. KMI shall provide evidence satisfactory to counsel for EveryStory of the satisfaction of all outstanding liabilities set forth in prior periodic reports of KMI and those incurred between the Balance Sheet date of the last audited financial statements and the Closing.

(k) Current Shareholders of KMI. KMI shall confirm, and provide evidence to EveryStory that none of the legacy shareholders of KMI (namely, those shareholders of KMI who owned their shares prior to the commencement of the Offering) is or will be a 5% or more shareholder of KMI following the Closing.

(l) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization of KMI shall be as set forth in SECTION 4.03(a) above, and the number of issued and outstanding shares of capital stock of KMI, on a fully diluted basis, shall be as set forth in Exhibit A hereto.

(m) OTC PINK Market Quotation. KMI shall have maintained its status as a company whose common stock is quoted on the OTC PINK Market and KMI shall not have received any notice that any reason shall exist as to why such status shall not continue immediately following the Closing.

(n) Deliveries. The deliveries specified in Section 5.02 shall have been made by KMI.

(o) No Suspensions of Trading in KMI Stock; Quotation. Trading in KMI Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding KMI) at any time since the date of execution of this Agreement, and KMI Stock shall have been at all times since such date quoted for trading on OTCPink.

(p) Satisfactory Completion of Due Diligence. EveryStory and the Shareholders shall have completed their legal, accounting and business due diligence of KMI and the results thereof shall be satisfactory to EveryStory and the Shareholders in their sole and absolute discretion.

(q) Current SEC Filings. KMI shall be current in its filings with the SEC as of the date of the Closing.

SECTION 6.02. KMI Conditions Precedent. The obligations of KMI to enter into and complete the Closing are subject, at the option of KMI, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by KMI in writing.

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(a) Representations and Covenants. The representations and warranties of the Shareholders and EveryStory contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and EveryStory shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and EveryStory on or prior to the Closing Date. EveryStory shall have delivered to KMI a certificate, dated the Closing Date, to the foregoing effect.

(b) Financial Statements. Prior to Closing, copies of audited financial statements of EveryStory for the years ended December 31, 2015 and 2014, and unaudited financial statements for an interim period ended March 31, 2016 (the “EveryStory Financial Statements”) shall be furnished to KMI. The EveryStory Financial Statements shall comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), shall cover the periods required under Item 9.01(a) of Form 8-K, and shall fairly present the financial position of EveryStory as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of KMI, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of EveryStory or any Shareholders.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since inception, which has had or is reasonably likely to cause an EveryStory Material Adverse Effect.

(e) Convertible Note Holders. EveryStory will have presented to the holders of the Convertible Notes the opportunity to receive shares of KMI as payment of the Convertible Notes, and shall provide to KMI information relating to those holders who elect to receive KMI shares, as disclosed on Exhibit A hereto.

(f) Preferred Stock Certificate of Designation. As of the Closing, EveryStory shall have designated its Series A Preferred Stock, and issued [100,000] shares of the Series A Preferred Stock to two stockholders.

(g) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of EveryStory, on a fully-diluted basis, shall be described in Exhibit A hereto.

(h) Satisfactory Completion of Due Diligence. KMI shall have completed their legal, accounting and business due diligence of EveryStory and the results thereof shall be satisfactory to KMI in its sole and absolute discretion.

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ARTICLE VII

Covenants

SECTION 7.01. Public Announcements. Prior to the Closing, KMI and EveryStory will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges. Following the Closing, the new officers of KMI shall be responsible for any public announcements relating to the Transaction or the new business of KMI.

SECTION 7.02. Fees and Expenses. The fees and expenses incurred in connection with the preparation of this Agreement and the Closing of the Transaction shall be paid by the Company from the proceeds of the Offering.

SECTION 7.03. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04. Exclusivity. Each of KMI and EveryStory shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of KMI and EveryStory shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05. Filing of 8-K and Press Release. KMI shall file, no later than four (4) business days each following the execution of this Agreement and the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements and any Press Release, if applicable, with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions.

SECTION 7.06. Access. Prior to Closing, KMI and EveryStory shall permit each other’s representatives to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party. With respect to the information disclosed pursuant to this Section 7.06, the parties shall maintain the confidentiality of any material non-public information furnished by the other party.

SECTION 7.07. Preservation of Business. From the date of this Agreement until the Closing Date, EveryStory and KMI shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that KMI shall not issue any securities without the prior written consent of EveryStory, other than in connection with the Offering).

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ARTICLE VIII

Termination

SECTION 8.01. Agreement Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a) by mutual written agreement of KMI and EveryStory;

(b) by KMI (if KMI is not then in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by EveryStory or the Shareholders with respect to the due and timely performance of any of its or their covenants and agreements contained herein and such default is not cured within ten (10) days; (ii) EveryStory or the Shareholders makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a EveryStory Material Adverse Effect after the date of this Agreement; (iii) a EveryStory Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Closing shall not have occurred on or before September 5, 2016;

(c) by EveryStory (if neither EveryStory nor any Shareholder is then in material breach of their obligations under this Agreement) if: (i) a material default or breach shall be made by KMI with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within ten (10) days; (ii) KMI makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a KMI Material Adverse Effect after the date of this Agreement; (iii) a KMI Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) the Closing shall not have occurred on or before August 5, 2016.

SECTION 8.02 Effect of Termination. In the event of termination of this Agreement authorized pursuant to Section 8.01 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to KMI, to:

Knowledge Machine International, Inc.

14 HAYWARD BROOK DRIVE

CONCORD NH 03301

Attn: Vivek R. Dave, PhD., CEO

With a copy (which shall not constitute notice) to:

The Law Office of Ronald N. Vance & Associates

1656 Reunion Avenue, Suite 250

South Jordan, UT 84095

Attn: Ronald N. Vance

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If to EveryStory, to:

9921 CARMEL MOUNTAIN ROAD

SUITE 118

SAN DIEGO CA 92129

Attn: Ed Cox, President

With a copy (which shall not constitute notice) to:

Kirton McConkie

50 East South Temple Street, Suite 400

Salt Lake City, UT 84111

Attn: C. Parkinson Lloyd

If to the Shareholders, to the address set forth opposite such Shareholders’ name on the signature page hereto

SECTION 9.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by EveryStory, KMI, and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 9.03. Replacement of Securities. If any certificate or instrument evidencing any KMI Stock is mutilated, lost, stolen or destroyed, KMI shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to KMI of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement KMI Stock. If a replacement certificate or instrument evidencing any KMI Stock is requested due to a mutilation thereof, KMI may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 9.04. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, KMI and EveryStory will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.05. Limitation of Liability. Notwithstanding anything herein to the contrary, each of KMI and EveryStory acknowledge and agree that the liability of the Shareholders arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, Shareholders or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.

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SECTION 9.06. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.08. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.09. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with EveryStory Disclosure Schedule and KMI Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions, including the Letter of Intent dated May 13, 2016, and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in California and the parties hereby waive any and all rights to trial by jury.

SECTION 9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.12. Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the Transactions contemplated hereby.

SECTION 9.13. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

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SECTION 9.14. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

SECTION 9.15. Further Assurances. Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

SECTION 9.16. Exhibits and Schedules. Each of the exhibits, schedules, or similar attachment’s referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

SECTION 9.17. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.

(Remainder of Page Left Intentionally Blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

KMI:	KNOWLEDGE MACHINE INTERNATIONAL, INC.

By: /s/ Vivek R. Dave
Name: Vivek R. Dave, Ph.D,
Title: President and CEO

EveryStory:	EVERYSTORY, INC.

By: /s/ Edward Cox
Name: Edward Cox
Title: CEO

Shareholders:
/s/ Edward Cox
Edward Cox

/s/ David Keene
David Keene

Seniors In Touch

By: /s/ Donald Sapaugh
Name: Donald Sapaugh
Title: Member/Manager

CorProminence

By: /s/ Scott Gordon
Name: Scott Gordon
Title: President

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